Exhibit 21.1

List of Subsidiaries

Magnite Australia PTY Limited
Magnite Servicos De Internet Ltda
Magnite SARL
Magnite GmbH
Magnite AB
Magnite S.R.L.
Magnite K.K.
Magnite Netherlands B.V.
Magnite Singapore Pte Ltd.
Magnite Ltd
Magnite Canada, Inc.
SlimCut Media Canada Inc.
Magnite Apex, Inc.
Magnite Advertising Solutions India Private Limited
Magnite Bell, Inc.
Rubicon Project Unlatch, Inc.
Magnite Hopper, Inc.
Rubicon Project Daylight, Inc.
Project Daylight, LLC
The Rubicon Project Canada ULC
Magnite Holdings Pty Ltd
Magnite CTV Pty Ltd
Telaria SDN. BHD.
Magnite CTV (NZ) Limited
SpotX Limited
SpotX Australia Pty Ltd
SpotX Japan G.K.